                         AGREEMENT AND PLAN OF EXCHANGE

     AGREEMENT AND PLAN OF EXCHANGE dated as of October __,  2001 (this
"Agreement") by and between Solutions Technology, Inc., a Nevada corporation,
("STI") and International Mercantile, Corp., a Missouri corporation, ("IMC" or the "Parent Corporation", and together with STI the "Constituent Corporations").

     WHEREAS, the Boards of Directors of STI and IMC desire that STI becomes a wholly owned subsidiary of IMC and that all issued and outstanding common shares of STI will be exchanged for an equal number of newly issued Class A common shares of IMC pursuant to the terms and conditions of this Agreement and in accordance with the Nevada Revised Statutes ("NRS") and the Missouri Revised
Statutes ("MRS"); and

     WHEREAS, the Constituent Corporations have agreed to the Exchange (as defined below) pursuant to and in accordance with the terms of this Agreement and each has adopted and approved this Agreement in accordance with, where applicable, the NRS and MRS; and

     WHEREAS, the stockholders of STI, by a majority vote, have adopted and approved this Agreement in accordance with the NRS, and the stockholders of IMC have adopted and approved this Agreement in accordance with the MRS; and

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                  THE EXCHANGE

     Article 1.1 The Exchange. STI shall become a wholly owned subsidiary of IMC and all issued and outstanding common shares of STI will be exchanged for an equal number of newly issued Class A common shares of IMC (the "Exchange"). On the Effective Date (as defined below), IMC shall be the parent corporation and
STI will become a wholly owned subsidiary of IMC. The corporate existence of IMC with its purposes, powers and objects, shall continue unaffected and unimpaired by the Exchange, and as the Parent Corporation it shall have all the rights and obligations as and to the extent provided in the NRS and MRS.

     Article 1.2 The Effective Date. The Exchange sha1l become effective (the
"Effective Date") the later of (i) the fi1ing of an Article of Exchange executed by STI and filed with the Secretary of State of the State of Nevada and/or the
Secretary of State of the State of Missouri, where applicable, in the form of which is attached to this Agreement or (ii) satisfaction or waiver of all post closing obligations set forth herein.

     Article  1.3  Required Approvals.  This Agreement has been adopted and approved by STI and IMC in accordance with the applicable provisions of the NRS and MRS. As of the date of such approvals, 20,511,365 shares of common stock,
$.001 par value per share, of STI were issued and outstanding and approximately
1,900,000 shares of Class A common stock, $.10 par value per share, of IMC and
1,142,857 shares of Class B common stock, $ .01 par value per share, of IMC were issued and outstanding.

     Article 1.4 Corporate Name. The name under which STI was originally formed in Nevada was Clickese.com, Inc. The name under which IMC was originally formed in Missouri was International Mercantile Corp.

     Article 1.5 Boards of Directors.  Upon completion of the Exchange, and as soon as permitted by law, all of the members of IMC's Board of Directors shall resign and shall be replaced with the members of STI's Board of Directors. Until such time as the STI Board of Directors replaces the IMC Board of Directors, STI will continue to operate under the control of STI's current Board of Directors in the same fashion as prior to the Exchange.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     Article 2.1 Effect of Exchange on Capital Stock.  On the Effective Date, by
virtue of the Exchange and without any action on the part of the Constituent
Corporations or the holders of any capital stock thereof:

     (a)  Exchange of STI Common Shares.  All issued and outstanding STI common shares (which are 20,511,365 shares) shall be exchanged for the same number of newly issued Class A Common Stock, $ .10 par value per share, (the "Exchanged Shares"), of the Parent Corporation, which
          Exchanged Shares shall be issued to existing shareholders of STI on a pro rata basis in accordance with the Plan. Therefore, each share of the common stock of STI that is issued and outstanding immediately prior to the Effective Date shall be exchanged for one (1) share of newly issued Class A Common Stock of IMC.

     (b)  Continuance of the Capital Stock of IMC. Each share of the Class A and
          Class B Common Stock of IMC that is issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding.

     Article 2.2 Closing of Transfer Books.  From and after the Effective Date the stock transfer books of STI shall be closed and no transfer of any capital stock of STI shall thereafter be made except as contemplated by this Agreement.
If, after the Effective Date, certificates representing any shares of such capital stock are presented to the Parent Corporation they shall be canceled and exchanged for the consideration specified in Article 2.1

                                   ARTICLE III

                          REPRESENATIONS AND WARRANTIES

     Article 3.1  Representations and Warranties.  Each of the Constituent
Corporations hereby represents and warrants to the other that such party: (i) is a corporation duly organized and in good standing in its jurisdiction of incorporation; (ii) has obtained the requisite approval of its Board of
Directors and stockholders to effect the Exchange; and (iii) has full power and authority to execute, deliver and perform this Agreement.

                                   ARTICLE IV

                       CONDITIONS TO CLOSING THE EXCHANGE

     Article 4.1 Closing Conditions.  The consummation of the Exchange and the other transactions provided herein is conditioned upon the satisfaction of the following conditions: (i) there shall not be any pending or threatened litigation, action or proceeding (not currently disclosed), as of the completion of all due diligence as described in sub section (ii) below, concerning the
Exchange or any other transactions contemplated by this Agreement that, in the judgment of the Board of Directors of either STI or IMC, would materially adversely affect the rights of either of the Constituent Corporations or any right of their respective equity holders; and (ii) The Constituent Corporations shall, within ten (10) days from the date hereof, complete any and all due diligence that, in the sole judgment of the Board of Directors of that party, is necessary to consummate the Exchange. The parties shall use all commercially reasonable efforts to satisfy the foregoing conditions.

     Article 4.2 Closing Date. The closing under this Agreement shall take place within three (3) business days following the satisfaction of the conditions in
Article 4.1 at a place mutually agreeable to the parties.

     Article 4.3 Post Closing Obligations.  As a condition subsequent to the closing of Exchange contemplated by this Agreement, the shareholders of STI shall cause to be transferred to any persons processing or obligated to process prescriptive rights to shares of STI, all outstanding shares of STI. The amount of shares of Class A Common Stock to be issued by IMC pursuant to this Agreement shall be duly issued and transferred to the shareholders of STI common stock immediately preceding the final payment of the a certain Secured Negotiable
Promissory Note dated October 3, 2001 by and between Continental Finance
Corporation and Integrated Capital Corporation.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

     Article 5.1 Termination.  This Agreement may be terminated and the Exchange abandoned (i) at anytime prior to the Effective Date by the Board of Directors of the Constituent Corporations, if the Board of Directors of such party shall determine for any reason that the consummation of the transaction contemplated hereby would be inadvisable or not in the best interests of that party or the shareholders of IMC; or (ii) at any time prior to the full and complete satisfaction of all of the terms and conditions of a certain Stock Purchase
Agreement dated October 3, 2001 by and between, among others IMC and Integrated
Capital Corporation provided, however, that not more than 150,000 shares of free trading Class A Common Stock have been converted, and the converted shares sold, under the Convertible Debenture, referred to in the Stock Purchase Agreement unless IMC refuses to deliver the entire remaining balance of all Class A Common
Stock purchased under the Stock Purchase Agreement.

     Article 5.2 Unwinding the Exchange. In the event the Exchange is terminated pursuant to clause (ii) of Article 5.1, the Constituent Corporations agree to take any and all corporate action required to unwind the Exchange and STI and
IMC shall resume and continue in existence as if the Exchange had not taken place, provided, however, that not more than 150,000 shares of free trading
Class A Common Stock have been converted, and the converted shares sold, under the Convertible Debenture. Any unwinding under this Article shall not effect the sale of the Debenture and/or the Class B Common Stock sold pursuant to the Stock
Purchase Agreement, or eliminate or reduce the obligations under the promissory note referred to in the Stock Purchase Agreement.

                                   ARTICLE VI

                                   AMENDMENTS

     Article 6.1 Amendments.  At any time prior to the Effective Date, the parties hereto may, by written agreement, amend, modify or supp1ement any provision of this Agreement.

                                   ARTICLE VII

                         ACCOMPLISHMENT OF THE EXCHANGE

     Article 7.1 Further Assurances.  The parties hereto each agree to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the Exchange.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     Article 8.1. Governing Law. This Agreement shall be construed under and in in accordance with the laws of the State of Nevada applicable to contracts to be fully performed in such state without giving effect to any choice of law principles.

     Article 8.2. Headings.  The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

     Article 8.3 Binding Effect:  Successors and Assigns. This Agreement may not
be assigned by either party without the written consent of the other party. This
Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties.

     Article 8.4 Counterparts. This Agreement may be executed in separate counterparts, all of which, when so executed and delivered, shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same agreement.

     Article 8.5  Extensions of Time.  At any time prior to the Effective Date, the parties hereto may, by written agreement, extend the time for the performance of any of the obligations or other acts of the parties.

     Article 8.6 Exchange Agreement.  A copy of this Agreement is on file at the principal place of business of STI, 65 La Grande Avenue, Berkeley Heights, New
Jersey 07222, and will be provided by STI or the Parent Corporation, on request and without cost, to any stockholder or STI or IMC.

     IN WITNESS WHEREOF, the undersigned corporations have caused this Agreement and Plan of Exchange to be executed by its duly authorized officers on this __
day of October, 2001.

                     /s/ James M. Farinella
                     James M. Farinella / President, Solutions Technology, Inc.

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                     David Facciani / Secretary, Solutions Technology, Inc.

                     /s/ Frederic Richardson
                     President, International Mercantile Corp.

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                     Max Apple, Secretary, International Mercantile Corp.